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                                                                    EXHIBIT 99.1

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                                                       NABORS INDUSTRIES INC.
        [NABORS LOGO]                                  515 West Greens Road
                                                       Houston, Texas 77067-4529
                                                       281-874-0035

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        News Release
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             NABORS POST RECORD RESULTS OF $0.63 PER SHARE VS $0.16

Houston, Texas July 24, 2001, Nabors Industries Inc. (AMEX: NBR), today announced its financial results for the second quarter and first six months of 2001. Income derived from operating activities(1) was $160.9 million for the quarter and $284.9 million for the first six months, compared to $40.8 million and $74.0 million during the respective periods of 2000 and $124.0 million in the first quarter of this year. Net income was $104.0 million ($0.63 per diluted share) for the quarter and $187.2 million ($1.14 per diluted share) for the first six months. The net income results for prior periods were $24.1 million ($0.16 per diluted share) and $43.7 million ($0.29 per diluted share) during the second quarter and first six months of 2000 and $83.1 million ($0.51 per diluted share) in the first quarter of this year. Revenues for the second quarter and six months were $584.8 million and $1,098.7 million, respectively, versus $291.3 million and $570.4 million last year.

Nabors' Chairman and Chief Executive Officer, Gene Isenberg made the following comments regarding the quarter's results. "Our results were extremely good, reaching an all-time quarterly high in income, earnings per share and return on capital employed, which was 23% for the quarter. All of our operations improved significantly over the second quarter of last year. While the largest component of the 30% sequential quarterly improvement in our operating line came from our US Lower 48 land drilling business, there were significant incremental contributions from most of our other businesses, all of which have positive near-term outlooks, particularly Alaska and international."

"Our offshore, US land well servicing, and marine transportation units showed the next largest improvements followed by solid, but less meaningful increases in our manufacturing and US Lower 48 trucking operations. Our international business was flat with first quarter, while Alaska and Canada were down seasonally as expected."

"While today's US natural gas prices remain at historically healthy levels, they are significantly lower than previous industry expectations. Although, the majority of our customers currently indicate steady or modest changes in their drilling plans for the second half, there has been a diminution of demand for additional rigs in the US Lower 48 drilling market. Consequently, we are temporarily suspending our rig reactivation program until there is a resumption of demand for incremental rigs, whereupon we intend to react quickly to meet our customer's needs. We will however, complete eight SCR rigs, currently rigging up in our yards, all of which have contract commitments. This will bring our US Lower 48 ready-to-run rig fleet to approximately 270 rigs, leaving well over 100 rigs in our inventory, nearly one-third of which are SCR rigs. Our current operating rig count in the US Lower 48 remains essentially at its highest level. Nonetheless, Nabors has initiated voluntary rate concessions to our highest volume customers. We intend to monitor this market closely to ensure we remain generally competitive in all of our regions and that our best customers receive our best value."

"Meanwhile, we expect significantly improving results from our international business over the balance of the year and well into next year. Activity levels are rapidly improving, with a number of term contracts commencing. Among these are contracts for two jackups we recently purchased, which should commence around the end of this year, and the return to work of our Ocean Master VIII jackup offshore Qatar. The contribution of five rigs in Algeria should




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1 "Income derived from operating activities" has historically been referred to as "operating income" by Nabors. It is computed by subtracting: direct costs, general and administrative expenses, depreciation and amortization from operating revenues, then adding earnings from unconsolidated affiliates.

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begin to reflect in next quarter's results along with several contracts in Latin
America and the Caspian region. International bid activity continues to be healthy in both the Middle East and Latin America. In Alaska, we are experiencing the long anticipated increase in activity resulting from the development of new satellite fields and the highest level of exploration activity since the late 1970s. In Canada we expect very strong results all the way into early next year."

"Our well servicing business expects to derive further improvement near-term, as activity increases are anticipated and recent price increases become fully reflected in its future results. Our marine transportation business expects steady pricing due to the conversion of several spot vessels to long-term charter contracts and increased activity in the offshore construction support market."

"Offshore, we anticipate that any potential weakness among our eight, currently employed, workover jackups should be at least offset by several new contracts for our MASE(R) and self-elevating platform drilling rigs, as well as our SuperSundowner class rigs."

"While we remain cautious about our US Lower 48 business, our current view is that any possible diminished activity will likely be rapidly self correcting and therefore relatively short in duration. Our other businesses provide a substantial degree of breadth and diversity away from the US natural gas market, and all of them indicate positive outlooks. Traditionally, we have capitalized upon soft markets and our even stronger balance sheet and cash position should once again provide us with ample means to exploit any opportunities."

The Nabors companies actively market over 500 land drilling and 740 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform, 15 jack-up, and three barge rigs in the Gulf of Mexico and international markets. These rigs provide drilling, workover and well-servicing services. Nabors also operates 30 active marine transportation and support vessels in the Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

Nabors' stock is listed on the American Stock Exchange (NBR). For further information, please contact Dennis A. Smith, Director of Corporate Development at (281) 775-8038. To request Investor Materials, call Angela Ridgell at (281) 775-8063.


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                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
            THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                   (UNAUDITED)
                                                     ------------------------------------------------------------------------
                                                        THREE MONTHS ENDED JUNE 30,            SIX MONTHS ENDED JUNE 30,
                                                     ----------------------------------    ----------------------------------
                                                          2001               2000               2001               2000
                                                     ---------------    ---------------    ---------------    ---------------
Revenues and other income:
   Operating revenues                                    $  584,819         $  291,293        $ 1,098,653         $  570,409
   Earnings from unconsolidated affiliates                    9,996             10,175             20,243             20,743
   Interest income                                           15,676              1,842             28,936              2,431
   Other income, net                                          3,056              6,325             12,324             12,149
                                                     ---------------    ---------------    ---------------    ---------------
      Total revenues and other income
                                                            613,547            309,635          1,160,156            605,732
                                                     ---------------    ---------------    ---------------    ---------------

Costs and other deductions:
   Direct costs                                             349,369            196,806            672,605            390,268
   General and administrative expenses                       33,814             26,619             66,900             52,552
   Depreciation and amortization                             50,746             37,208             94,476             74,344
   Interest expense                                          14,513              7,445             26,977             16,096
                                                     ---------------    ---------------    ---------------    ---------------
      Total costs and other deductions                      448,442            268,078            860,958            533,260
                                                    ---------------    ---------------    ---------------    ---------------

Income before income taxes and extraordinary gain           165,105             41,557            299,198             72,472
                                                     ---------------    ---------------    ---------------    ---------------

Income taxes:
  Current                                                    11,388              3,492             26,323              8,734
  Deferred                                                   49,702             13,962             85,722             21,704
                                                     ---------------    ---------------    ---------------    ---------------
    Total income taxes                                       61,090             17,454            112,045             30,438
                                                     ---------------    ---------------    ---------------    ---------------


Income before extraordinary gain                            104,015             24,103            187,153             42,034
Extraordinary gain, net                                           -                  -                  -              1,703
                                                     ---------------    ---------------    ---------------    ---------------
Net income                                               $  104,015         $   24,103         $  187,153         $   43,737
                                                     ===============    ===============    ===============    ===============

Earnings per share:
   Basic :
      Before extraordinary gain                                $.71               $.17              $1.28               $.30
      Extraordinary gain, net                                     -                  -                  -                .01
                                                     ---------------    ---------------    ---------------    ---------------
      Net income                                               $.71               $.17              $1.28               $.31

   Diluted (1):
     Before extraordinary gain                                 $.63               $.16              $1.14               $.28
     Extraordinary gain, net                                      -                  -                  -                .01
                                                     ---------------    ---------------    ---------------    ---------------
     Net income                                                $.63               $.16              $1.14               $.29
                                                     ---------------    ---------------    ---------------    ---------------

Weighted average number of shares outstanding:
  Basic                                                     146,539            145,643            146,617            142,459
                                                     ===============    ===============    ===============    ===============
  Diluted                                                   173,309            152,745            171,796            150,798
                                                     ===============    ===============    ===============    ===============

                                                     ---------------    ---------------    ---------------    ---------------
Income derived from operating activities (2)             $  160,886         $   40,835         $  284,915         $   73,988
                                                     ===============    ===============    ===============    ===============


(1) Diluted earnings per share for the three months and six months ended June 30, 2001, reflects the assumed conversion of our $825 million and $1.381 billion zero coupon convertible senior debentures, as the conversion in the periods would have been dilutive. As a result of the assumed conversion, to calculate diluted earnings per share for the three months and six months ended June 30, 2001, net income is adjusted to add back interest expense relating to the debentures totaling $5.32 million and $9.32 million, respectively, on an after-tax basis. This adjusted net income is then divided by the sum of: (1) the weighted average number of shares of common stock outstanding used for the basic computation, (2) the net effect of dilutive stock options and warrants, and (3) for the three months and six months ended June 30, 2001, 18.6 million and 16.7 million shares of common stock, respectively assumed to be issued upon conversion of the debentures.

(2) "Income derived from operating activities" has historically been referred to as "operating income" by us. It is computed by subtracting: direct costs, general and administrative expenses, and depreciation and amortization from operating revenues and then adding earnings from unconsolidated affiliates.




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                                  CONDENSED CONSOLIDATED BALANCE SHEETS
                                AS OF JUNE 30, 2001 AND DECEMBER 31, 2000

                                      (IN THOUSANDS, EXCEPT RATIO)



                                                      (UNAUDITED)
                                                        JUNE 30,         DECEMBER 31,
                                                          2001               2000
                                                     ---------------    ---------------

ASSETS
Cash and marketable securities                           $  675,132         $  336,251
Accounts receivable, net                                    477,586            350,302
Other current assets                                        121,697            117,063
                                                     ---------------    ---------------
     Total current assets
                                                          1,274,415            803,616
Property, plant and equipment, net                        2,063,002          1,821,392
Long-term marketable securities                             524,808            214,702
Goodwill, net                                               191,864            192,181
Other long-term assets                                      126,492            104,977
                                                     ---------------    ---------------
     Total assets                                       $ 4,180,581        $ 3,136,868
                                                     ===============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term obligations                 $    2,510         $    3,554
Other current liabilities                                   297,686            275,625
                                                     ---------------    ---------------
     Total current liabilities                              300,196            279,179
Long-term obligations                                     1,707,390            854,777
Other long-term liabilities                                 308,083            196,444
                                                     ---------------    ---------------
     Total liabilities                                    2,315,669          1,330,400
Stockholders' equity                                      1,864,912          1,806,468
                                                     ---------------    ---------------
     Total liabilities and stockholders' equity         $ 4,180,581        $ 3,136,868
                                                     ===============    ===============

Working capital                                          $  974,219         $  524,437
Funded debt to capital ratio                                 0.48:1             0.32:1
